FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Increases its Offering Price to $10.40 Per Share

PHILADELPHIA, October 5, 2009 – The Board of Directors of FS Investment Corporation (“FSIC”) announced an increase in its public offering price to $10.40 per share beginning with the closing that occurred on October 1, 2009. This move is consistent with the public guidance issued on September 3, 2009.  The purpose of this action is to ensure that FSIC’s net asset value (“NAV”) per share does not exceed its net offering price, as required by the Investment Company Act of 1940.  The Board of Directors determined that FSIC’s expected portfolio performance, together with current and projected market conditions, warranted taking this action.  Further, after taking into account such market conditions and FSIC’s estimated NAV per share as of September 30, 2009, the Board of Directors determined that an offering price of $10.40 per share is in the best interests of FSIC’s investors.

Based on FSIC’s portfolio performance in October and anticipated market conditions thereafter, the Board of Directors may also adjust the public offering price for future closings, including the November 2, 2009 closing for investors who purchase shares in October 2009.  The expected range of FSIC’s November 2nd public offering price is between $10.40 and $10.75 per share, depending on portfolio performance and other factors. The actual offering price will not be determined prior to the November 2nd closing.

Michael C. Forman, FS Investment Corporation’s Chairman and Chief Executive Officer, commented, “Loan prices within our portfolio continued to increase in September, along with our estimated NAV per share.  While in the past we have issued special stock distributions to our investors in order to remain compliant with the prohibition under the Investment Company Act of 1940 against selling shares below our NAV per share, we now believe it is prudent to adjust our public offering price based on current and expected market conditions.”

Mr. Forman went on to state, “Senior secured loan prices, particularly among second lien credits, remain at historically attractive levels.  Unlike many of our competitors in the loan market, our flexible investment platform enables us to invest in second lien credits and other portions of the capital structure to take advantage of what we believe to be the strongest risk-adjusted opportunities in the debt markets.  Further, we believe that the predominately variable-rate nature of our portfolio positions our investors to capture increased current income as short-term interest rates inevitably rise.  This compares favorably to fixed rate forms of debt, such as corporate bonds, which may decline in market value as interest rates rise.  Overall, our goal is to continue to deliver strong results for our investors consistent with our defensive approach focused on long-term credit performance and principal protection.”

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FS Investment Corporation (“FSIC”) is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of producing current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO/Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $23 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.